Exhibit 10.24

The Hain Celestial Group, Inc.
Worldwide Headquarters
1111 Marcus Avenue • Lake Success, NY 11042-1034 • phone: +1 (516) 587-5000 • fax: +1 (516) 587-0208 • www.hain.com
______________________________________________________________________________________________________

June 22, 2017

Personal & Confidential

Mr. James M. Langrock
James.Langrock@Hain.com

Dear James:

We are pleased to offer employment to you as Executive Vice President and Chief Financial Officer, effective June 23, 2017. In this position you will report directly to Irwin D. Simon, Chairman, President and Chief Executive Officer of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”). Please note that your job responsibilities are subject to change as Hain Celestial’s business needs may require.

1.Your bi-weekly base salary will be $21,153.84 (less required withholdings and elected deductions), and will be paid every other Friday. This equates to $550,000 if calculated on an annual basis. This position is exempt and does not qualify for overtime compensation. Our Company conducts annual salary reviews and may, in its sole discretion, grant an increase based on such factors as commitment to the job, effective job performance and other criteria.

2.Additionally, you will be eligible to participate in our annual cash incentive program for fiscal year 2018. Your eligibility for an annual cash incentive award, as well as the amount of any such award, are completely within the discretion of Hain Celestial’s Compensation Committee, and may be based on a variety of factors, including, but not limited to, evaluation of your job performance, achievement of goals and objectives set by the Compensation Committee, and Hain Celestial’s overall profitability. In your position, you will be eligible to receive a bonus of up to 100% of your base salary. You must be an active employee of Hain Celestial on payroll on the date of bonus payout to receive payment. Eligibility for participation in Hain Celestial’s annual cash incentive program is not a guarantee or assurance of receipt of any annual cash incentive award.

3.You will be eligible to participate in our Long Term Incentive Plan with a target award of 100% of your annual base salary. An award under the LTIP will be made only if the Company satisfies certain performance goals, the satisfaction of which will be determined by the Compensation Committee after the end of the performance period.

4.You will receive a grant of fifty thousand (50,000) shares of restricted stock, vesting one-third each year on the anniversary of the grant date, subject to approval by the Compensation Committee. Should you voluntarily leave the employ of Hain Celestial or be terminated by the Company for cause, any unvested shares from this grant will be forfeited. In the event of a change of control (as defined in the restricted stock agreement) or a termination without cause, any unvested shares from this grant will vest.

5.You will also receive a monthly car allowance of $700.00 (less required withholdings), and the Company will reimburse you for all reasonable business expenses incurred in your employment, which would include the Company stated mileage allowance per The Hain Celestial Group Travel Policy.

6.Our group health insurance benefit will remain unchanged.

7.Additionally, you will remain eligible to participate in the Hain Celestial 401(k) Retirement Plan.

8.You will receive one-hundred sixty (160) hours, or four (4) weeks of vacation, forty-eight (48) hours of sick time, and twenty-four (24) hours of personal time off per calendar year.

9.You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial. Based on that representation, we have extended this offer of employment to you. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that your employment with Hain Celestial violates any contractual obligations owed by you, or that you have otherwise committed a breach of any contractual or other duty to a previous employer, Hain Celestial may immediately terminate your employment. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims

10.This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. While we are hopeful that you will enjoy your employment with our Company, your employment with us is “at-will”, and is therefore terminable by either Hain Celestial or you without cause, notice or liability. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements. While you have the option to resign if you are not pleased, we hope that you will feel free to report any sources of concern to your manager or to Human Resources, and to permit Hain Celestial the opportunity to address any problems that you may encounter.

11.In the event your employment with Hain Celestial is terminated in connection with a Change in Control of Hain Celestial you will receive two (2) times your annual base salary in effect at the time of the Change in Control, and two (2) times the average of the annual bonus awards paid or payable you in the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs. This arrangement will be in accordance with and subject to the terms and conditions of the Company's Change in Control Agreement filed with the Securities and Exchange Commission on February 9, 2010.

12.Notwithstanding anything to the contrary in this letter:

a.
Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A (after giving effect to the exemptions in Treasury Regulations Sections 1.409A-1(b)(3) through (b)(12)) of the Internal Revenue Code of 986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“Section 409A”) and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid until a date that is within the 15-day period after the end of the six-month period beginning on the date of your separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this letter agreement.

b.
Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to you that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and you agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof). The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this letter. The Company shall not be liable to you for any payment made under this letter that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this letter as an amount includible in gross income under Section 409A of the Code.

c.
Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this letter agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

d.
Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this letter agreement shall be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense, and shall be subject to applicable Company reimbursement policies. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

e.	Installments as Separate Payment. If under this letter agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

13.This letter and the Change of Control Agreement, once executed, constitute the entire agreement between you and Hain Celestial relating to this subject matter and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer.

14.Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return one copy to me and keep one copy for your records.

Sincerely,
Mia DiBella
Senior Vice President, Human Resources

Accepted:	/s/ James Langrock
James Langrock

Date:	September 7, 2017

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